Exhibit 99.1

Icotrokinra Clinical Study Results Demonstrate its Potential to Shift Treatment Paradigm and Set a New Standard for Treatment in Plaque Psoriasis

Nearly half of patients with moderate-to-severe plaque psoriasis (PsO) treated with icotrokinra achieved completely clear skin (IGA 0) at Week 24 in Phase 3 ICONIC-LEAD study

Topline results from Phase 3 ICONIC-ADVANCE 1&2 studies show icotrokinra achieved co-primary endpoints and showed superiority to deucravacitinib in moderate-to-severe PsO

Results pave the way to initiate the first-ever head-to-head study (ICONIC-ASCEND) seeking to demonstrate the superiority of a pill versus injectable biologic in moderate-to-severe PsO

NEWARK, Calif., March 8, 2025 – Protagonist Therapeutics, Inc. (“Protagonist” or the “Company”) today announced new icotrokinra (JNJ-2113) data from the comprehensive Phase 3 clinical program and the planned initiation of the first-ever head-to-head study in plaque psoriasis (PsO) seeking to demonstrate the superiority of an oral pill, icotrokinra, compared to an injectable biologic, ustekinumab. Icotrokinra is a first-in-class investigational targeted oral peptide that selectively blocks the IL-23 receptor and is being studied in adults and adolescents 12 years of age and older with moderate-to-severe plaque PsO.

Data from the Phase 3 ICONIC-LEADa study, presented as a late-breaking abstract at the 2025 American Academy of Dermatology (AAD) Annual Meeting, show once daily icotrokinra demonstrated significant skin clearance and a favorable safety profile in adults and adolescents 12 years of age and older with moderate-to-severe plaque PsO.i

Key findings from the ICONIC-LEAD study:

•	At Week 24, nearly half of patients treated with icotrokinra achieved completely clear skin – 46% reached IGA 0 and 40% reached PASI 100.[i]

•	Nearly two-thirds (65%) of patients treated with once daily icotrokinra achieved an Investigator’s Global Assessment (IGA)[b] score of 0/1 (clear or almost clear skin) and 50% achieved a Psoriasis Area and Severity Index (PASI)[c] 90 response, compared to 8% and 4% receiving placebo, respectively (P<0.001 for both endpoints) at Week 16.[i]

•	Continued skin clearance improvement was reported at Week 24 with 74% of patients treated with icotrokinra achieving IGA 0/1 and 65% achieving PASI 90.

•	Similar proportions of patients experienced adverse events (AEs) between icotrokinra (49%) and placebo groups (49%), with no new safety signals identified.[i]

Results from a subgroup analysis of the ICONIC-LEAD study evaluating icotrokinra in the adolescent population will be presented at a forthcoming medical meeting.

Additionally, topline results from the icotrokinra versus deucravacitinib Phase 3 ICONIC-ADVANCE 1&2d studies are summarized below:

•	The study met its co-primary endpoints of IGA 0/1 and PASI 90 versus placebo at Week 16.

•	The study also met all key secondary endpoints at Weeks 16 and 24 that measured superiority to deucravacitinib in patients with moderate-to-severe plaque PsO.ii,iii

Based on the positive outcomes of the ADVANCE 1&2 studies, our partner Johnson & Johnson is initiating the Phase 3 ICONIC-ASCENDe study, the first-ever head-to-head study seeking to demonstrate the superiority of an oral pill, icotrokinra, compared to an injectable biologic, ustekinumab.

“The new results from the superiority ICONIC-ADVANCE 1&2 studies involving head-to-head comparison with the oral therapeutic deucravacitinib, combined with the results from the ICONIC-LEAD study, reinforce icotrokinra’s potential as a paradigm shifting, highly effective first- and only-in-class targeted oral IL-23 receptor antagonist for treatment of psoriasis,” said Dinesh V. Patel, Ph.D., President and Chief Executive Officer at Protagonist. “Icotrokinra offers a standout combination of complete skin clearance and favorable safety profile in a once-daily pill and continues to establish itself as a potential first-line systemic therapy for psoriasis. We’re very excited about the continued expansion of the ICONIC clinical development program, as exemplified by the initiation of the phase 3 ICONIC-ASCEND superiority study of icotrokinra versus ustekinumab.”

Editor’s notes:

a. ICONIC-LEAD is a Phase 3 randomized controlled trial (RCT) evaluating the efficacy and safety of icotrokinra compared with placebo in 684 participants (icotrokinra=456; placebo=228) 12 years of age or older with moderate-to-severe plaque PsO, with the higher efficacy bar of PASI 90 and IGA score of 0/1 with at least a 2-grade improvement as co-primary endpoints. ICONIC-LEAD enrolled 66 adolescent patients.

b. The IGA is a five-point scale with a severity score ranging from 0 to 4, where 0 indicates clear, 1 is minimal, 2 is mild, 3 is moderate and 4 indicates severe disease.iv

c. The PASI score grades the amount of surface area on each body region that is covered by psoriasis plaques and the severity of plaques for their redness, thickness and scaliness.v PASI 90 corresponds to an improvement of >=90% in PASI score from baseline.v

d. ICONIC- ADVANCE 1 & 2 are Phase 3 RCTs evaluating the efficacy and safety of icotrokinra compared with placebo and deucravacitinib in participants with moderate-to-severe plaque PsO with PASI 90 and IGA score of 0/1 with at least a 2-grade improvement as co-primary endpoints.

e. ICONIC-ASCEND is a Phase 3 RCT and the first-ever head-to-head study seeking to demonstrate the superiority of an oral pill, icotrokinra, compared to an injectable biologic, ustekinumab in moderate-to-severe plaque PsO.

About the ICONIC Clinical Development Program

The pivotal Phase 3 ICONIC clinical development program of icotrokinra (JNJ-2113) in adult and adolescent individuals with moderate-to-severe plaque PsO was initiated with two studies in Q4 2023 – ICONIC-LEAD and ICONIC-TOTAL – pursuant to the license and collaboration agreement between Protagonist Therapeutics, Inc. and Janssen Biotech, Inc., a Johnson & Johson company.vi The ICONIC clinical development program is being conducted by Johnson and Johnson.

ICONIC-LEAD (NCT06095115) is a randomized controlled trial (RCT) to evaluate the efficacy and safety of icotrokinra compared with placebo in participants with moderate-to-severe plaque PsO, with PASI 90 and IGA score of 0 or 1 with at least a 2-grade improvement as co-primary endpoints.vii

ICONIC-TOTAL (NCT06095102) is a RCT to evaluate the efficacy and safety of icotrokinra compared with placebo for the treatment of PsO in participants with at least moderate severity affecting special areas (e.g., scalp, genital, and/or hands and feet) with overall IGA score of 0 or 1 with at least a 2-grade improvement as the primary endpoint.viii

Other Phase 3 studies in the development program include ICONIC-ADVANCE 1 (NCT06143878) and ICONIC-ADVANCE 2 (NCT06220604), which are evaluating the efficacy and safety of icotrokinra compared with both placebo and deucravacitinib in adults with moderate-to-severe plaque PsO.ix,x ICONIC-ASCEND will evaluate the efficacy and safety of icotrokinra compared with placebo and ustekinumab in participants with moderate-to-severe plaque psoriasis. ICONIC-PsA 2 (NCT06807424) will evaluate the efficacy and safety of icotrokinra compared to placebo in participants with active psoriatic arthritis.

About Plaque Psoriasis

Plaque psoriasis (PsO) is a chronic immune-mediated disease resulting in overproduction of skin cells, which causes inflamed, scaly plaques that may be itchy or painful.xi It is estimated that 8 million Americans and more than 125 million people worldwide live with the disease.xii Nearly one-quarter of all people with plaque PsO have cases that are considered moderate to severe. xi On Caucasian skin, plaques typically appear as raised, red patches covered with a silvery white buildup of dead skin cells or scale.xiii On skin of color, the plaques may appear darker and thicker and more of a purple, gray or dark brown color.xii Plaques can appear anywhere on the body, although they most often appear on the scalp, knees, elbows and torso.xii Living with plaque PsO can be a challenge and impact life beyond a person’s physical health, including emotional health, relationships, and handling the stressors of life.xiv Psoriasis on highly visible areas of the body or sensitive skin, such as the scalp, hands, feet, and genitals, can have an increased negative impact on quality of life.xii,xv

About Icotrokinra (JNJ-77242113, JNJ-2113)

Investigational icotrokinra is the first targeted oral peptide designed to selectively block the IL-23 receptor.xvi The IL-23 pathway underpins the inflammatory response in moderate-to-severe plaque psoriasis (PsO), ulcerative colitis (UC) and other diseases.xvii,xviii Icotrokinra binds to the IL-23 receptor with single-digit picomolar affinity and demonstrated potent, selective inhibition of IL-23 signaling in human T cells.xix The license and collaboration agreement established between Protagonist Therapeutics, Inc. and Janssen Biotech, Inc., a Johnson & Johnson company, in 2017 enabled the companies to work together to discover and develop next-generation compounds that ultimately led to icotrokinra.xx

Icotrokinra was jointly discovered and is being developed pursuant to the license and collaboration agreement between Protagonist and Johnson & Johnson. Johnson & Johnson retains exclusive worldwide rights to develop icotrokinra in Phase 2 clinical trials and beyond, and to commercialize compounds derived from the research conducted pursuant to the agreement against a broad range of indications.xxi,xxii,xxiii

Icotrokinra is being studied in the pivotal Phase 3 ICONIC clinical development program in moderate-to-severe plaque PsO and active psoriatic arthritis and the Phase 2b ANTHEM-UC study in moderately to severely active UC.

About Protagonist

Protagonist Therapeutics is a discovery through late-stage development biopharmaceutical company. Two novel peptides, icotrokinra and rusfertide, derived from Protagonist’s proprietary discovery platform are currently in advanced Phase 3 clinical development, with New Drug Application submissions to the FDA expected in 2025. Icotrokinra (JNJ-2113) is a first-in-class investigational targeted oral peptide that selectively blocks the Interleukin-23 receptor (“IL-23R”) which is licensed to Johnson & Johnson Innovative Medicines (“JNJ”), formerly Janssen Biotech, Inc. Following icotrokinra’s joint discovery by Protagonist and JNJ scientists pursuant to the companies’ IL-23R collaboration, Protagonist was primarily responsible for development of icotrokinra through Phase 1, with JNJ assuming responsibility for development in Phase 2 and beyond. Rusfertide, a mimetic of the natural hormone hepcidin, is currently in Phase 3 development for the rare blood disorder polycythemia vera (PV). Rusfertide is being co-developed and will be co-commercialized with Takeda Pharmaceuticals pursuant to a worldwide collaboration and license agreement entered into in 2024, under which the Company remains primarily responsible for development through NDA filing. The Company also has a number of pre-clinical stage oral drug discovery programs addressing clinically and commercially validated targets, including the IL-17 oral peptide antagonist PN-881, an oral hepcidin program, and an oral obesity program.

More information on Protagonist, its pipeline drug candidates and clinical studies can be found on the Company’s website at www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the potential of icotrokinra to shift the psoriasis treatment paradigm. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “may,” “will,” “expect,” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading “Risk Factors” contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.
LifeSci Advisors
+1 212 915 2577
cdavis@lifesciadvisors.com

Media Contact

Virginia Amann, Founder/CEO

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ENTENTE Network of Companies
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i Bissonnette, R et al. Icotrokinra, a Targeted Oral Peptide That Selectively Blocks the Interleukin-23–Receptor, for the Treatment of Moderate-to-Severe Plaque Psoriasis: Results Through Week 24 of the Phase 3, Randomized, Double-blind, Placebo-Controlled ICONIC-LEAD Trial. Late-breaking research presentation (Abstract #66708) at the American Academy of Dermatology (AAD) 2024 Annual Meeting. March 2025.

ii Data on file.

iii Data on file.

iv Simpson E, Bissonnette R, Eichenfield LF, et al. The validated Investigator Global Assessment for Atopic Dermatitis (vIGA-AD™): The development and reliability testing of a novel clinical outcome measurement instrument for the severity of atopic dermatitis [published online April 25, 2020]. J Am Acad Dermatol. doi: 10.1016/j.jaad.2020.04.104. Accessed March 2025.

v Thompson Jr, D. How the Psoriasis Area and Severity Index works. Everyday Health. Available at: https://www.everydayhealth.com/psoriasis/living-with/how-the-pasi-index-works. Accessed March 2025.

vi Protagonist Therapeutics. Press release. Protagonist announces advancement of JNJ-2113 across multiple indications. Available at: https://www.accesswire.com/791174/protagonist-announces-advancement-of-jnj-2113-across-multiple-indications. Accessed March 2025.

vii Clinicaltrials.gov. A study of JNJ-2113 in adolescent and adult participants with moderate-to-severe plaque psoriasis (ICONIC-LEAD). Identifier NCT06095115. https://classic.clinicaltrials.gov/ct2/show/NCT06095115. Accessed March 2025.

viii Clinicaltrials.gov. A study of JNJ-2113 for the treatment of participants with plaque psoriasis involving special areas (scalp, genital, and/or palms of the hands and the soles of the feet) (ICONIC-TOTAL). Identifier NCT06095102. https://classic.clinicaltrials.gov/ct2/show/NCT06095102. Accessed March 2025.

ix Clinicaltrials.gov. A Study of JNJ-77242113 for the Treatment of Participants With Moderate to Severe Plaque Psoriasis. Identifier NCT06143878. https://clinicaltrials.gov/study/NCT06143878?term=jnj-77242113&rank=10. Accessed March 2025.

x Clinicaltrials.gov. A Study of JNJ-77242113 for the Treatment of Participants With Moderate to Severe Plaque Psoriasis (ICONIC-ADVANCE 2). Identifier NCT06220604. https://clinicaltrials.gov/study/NCT06220604. Accessed March 2025.

xi National Psoriasis Foundation. About Psoriasis. Available at: https://www.psoriasis.org/about-psoriasis. Accessed March 2025.

xii National Psoriasis Foundation. Psoriasis Statistics. Available at: https://www.psoriasis.org/content/statistics. Accessed March 2025.

xiii National Psoriasis Foundation. Plaque Psoriasis. Available at: https://www.psoriasis.org/plaque/.Accessed March 2025.

xiv National Psoriasis Foundation. Life with Psoriasis. Available at: https://www.psoriasis.org/life-with-psoriasis/. Accessed March 2025.

xv National Psoriasis Foundation. High Impact Sites. Available at: https://www.psoriasis.org/high-impact-sites/. Accessed Sep March 2025.

xvi Bissonnette R, et al. Data presentation. A phase 2, randomized, placebo-controlled, dose-ranging study of oral JNJ-77242113 for the treatment of moderate-to-severe plaque psoriasis: FRONTIER 1. Presented at WCD 2023, July 3-8.

xvii Razawy W, et al. The role of IL-23 receptor signaling in inflammation-mediated erosive autoimmune arthritis and bone remodeling. Eur J Immunol. 2018 Feb; 48(2): 220–229.

xviii Tang C, et al. Interleukin-23: as a drug target for autoimmune inflammatory diseases. Immunology. 2012 Feb; 135(2): 112–124.

xix Pinter A, et al. Data Presentation. JNJ-77242113 Treatment Induces a Strong Systemic Pharmacodynamic Response Versus Placebo in Serum Samples of Patients with Plaque Psoriasis: Results from the Phase 2, FRONTIER 1 Study. Presented at EADV 2023, October 11-14.

xx Johnson & Johnson. Press release. Janssen enters into worldwide exclusive license and collaboration agreement with Protagonist Therapeutics, Inc. for the oral Interlukin-23 receptor antagonist drug candidate for the treatment of Inflammatory Bowel Disease. Available at: https://www.jnj.com/media-center/press-releases/janssen-enters-into-worldwide-exclusive-license-and-collaboration-agreement-with-protagonist-therapeutics-inc-for-the-oral-interlukin-23-receptor-antagonist-drug-candidate-for-the-treatment-of-inflammatory-bowel-disease. Accessed March 2025.

xxi Protagonist Therapeutics. Press release. Protagonist Therapeutics announces amendment of agreement with Janssen Biotech for the continued development and commercialization of IL-23 antagonists. Available at: https://www.prnewswire.com/news-releases/protagonist-therapeutics-announces-amendment-of-agreement-with-janssen-biotech-for-the-continued-development-and-commercialization-of-il-23-antagonists-301343621.html. Accessed March 2025.

xxii Protagonist Therapeutics. Press release. Protagonist Reports positive results from Phase 1 and pre-clinical studies of oral Interleukin-23 receptor antagonist JNJ-2113. Available at: https://www.prnewswire.com/news-releases/protagonist-reports-positive-results-from-phase-1-and-pre-clinical-studies-of-oral-interleukin-23-receptor-antagonist-jnj-2113-301823039.html. Accessed March 2025.

xxiii Protagonist Therapeutics. Press release. Protagonist Therapeutics announces positive topline results for Phase 2b FRONTIER 1 clinical trial of oral IL-23 receptor antagonist JNJ-2113 (PN-235) in psoriasis. Available at: https://www.prnewswire.com/news-releases/protagonist-therapeutics-announces-positive-topline-results-for-phase-2b-frontier-1-clinical-trial-of-oral-il-23-receptor-antagonist-jnj-2113-pn-235-in-psoriasis-301764181.html. Accessed March 2025.